                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                             Roadhouse Grill, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                             [ROADHOUSE GRILL LOGO]

       6600 NORTH ANDREWS AVENUE, SUITE 160, FT. LAUDERDALE, FLORIDA 33309

                              ROADHOUSE GRILL, INC.
                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                  ROADHOUSE GRILL - FORT LAUDERDALE RESTAURANT
                         3300 EAST COMMERCIAL BOULEVARD
                          FT. LAUDERDALE, FLORIDA 33308
                                NOVEMBER 4, 1999
                                   10:00 A.M.

To Our Shareholders:

     We are pleased to invite you to attend our 1999 Annual Meeting of
Shareholders:

     I. To elect 5 directors who will serve until the next Annual Meeting of Shareholders;

     II. To ratify the selection of KPMG LLP as independent auditors for the Company for fiscal year 2000;

     III. To approve an amendment to the Company's 1998 Omnibus Stock Option Plan to increase the number of shares issuable under the plan from 236,000 to 436,000.

     IV.  To conduct other business properly brought before the meeting.

     Shareholders of record at the close of business on September 1, 1999 are entitled to notice of and to vote at the meeting.

     We hope that you are planning to attend the meeting so that you can meet the members of our Board of Directors and our management team. It is important that your shares are represented at the meeting. Whether or not you plan to attend the meeting, please sign, date and return the enclosed proxy card in the envelope provided. Instructions are included on your proxy card. You may change your vote by sending in a signed proxy card with a later date or by attending the meeting and voting in person. If you sign and return your proxy without specifying how you would like your shares to be voted, each of your shares will be voted in favor of each of proposals I, II and III above, and in the discretion of the proxy holder on all other matters properly brought before the meeting.

     We look forward to seeing you on November 4, 1999.

     By order of the Board of Directors,


/s/ Martin J. Bernholz
Secretary
Ft. Lauderdale, Florida
September 1, 1999


        THE BOARD OF DIRECTORS RECOMMENDS A "YES" VOTE ON ALL PROPOSALS.

                              ROADHOUSE GRILL, INC.
       6600 NORTH ANDREWS AVENUE, SUITE 160, FT. LAUDERDALE, FLORIDA 33309

       ------------------------------------------------------------------

                                 PROXY STATEMENT

       ------------------------------------------------------------------


                 INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

GENERAL

     The Board of Directors of Roadhouse Grill, Inc. is soliciting your proxy to vote at our 1999 Annual Meeting of Shareholders (or at any adjournment or postponement of the meeting).

     We mailed this proxy statement, the enclosed proxy card and our Company's 1999 Annual Report on or about October 4, 1999 to all shareholders entitled to vote.



     Meeting Date, Time and Place

     The meeting will take place on November 4, 1999 at 10:00 a.m. The meeting site is at the Roadhouse Grill Fort Lauderdale restaurant located at 3300 East Commercial Boulevard, Ft. Lauderdale, Florida 33308.


     Shares Entitled to Vote

     Shareholders entitled to vote are those who owned Roadhouse Grill's common stock at the close of business on September 1, 1999 (referred to throughout this proxy as the "record date"). As of the record date, there were 9,708,741 shares of common stock outstanding. Each share of Roadhouse Grill common stock represents one vote.

     At the record date, Berjaya Group (Cayman) Limited ("Berjaya") beneficially owned 6,035,466 shares of common stock. These shares represent 62.2% of the total outstanding common stock. As a result, Berjaya is able to control the vote on all matters requiring approval by the shareholders of the Company, to elect the entire Board and, effectively, to control the Company. Berjaya has advised us that it intends to vote in favor of each of the proposals presented at the Annual Meeting. Accordingly, the approval of each proposal is assured.



     Voting Your Proxy

     Whether or not you plan to attend the annual meeting, we urge you to complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. You can also submit your proxy electronically via the Internet or by telephone, if those options are available to you, using the instructions on the enclosed proxy card. Returning the proxy card will not affect your right to attend the meeting and vote.

     Voting instructions are included on your proxy card. If you properly fill in your proxy card and send it in time to vote, one of the individuals named on your proxy card (your "proxy") will vote your shares as you have directed.

     If you submit the proxy card but do not make specific choices, your proxy will follow the Board's recommendations and vote your shares:

- "FOR" the election of all 5 nominees for director (as described on page 6 "Election of Directors");

- "FOR" the ratification of KPMG LLP as the Company's independent auditors for fiscal year 2000 (as described on page 12 "Ratification of KPMG LLP as Independent Auditors for the Company for fiscal year 2000");

- "FOR" the approval of an amendment to the 1998 Omnibus Stock Option Plan increasing the number of shares issuable under the plan from 236,000 to 436,000 (as described on page 13 "Amendment to Increase the Number of Shares Available Under the 1998 Omnibus Stock Option Plan");

     If any other matter is properly presented at the meeting, your proxy will vote in accordance with his or her best judgment. At the time this proxy statement was printed, we knew of no other matters to be acted on at the meeting.

     Revoking Your Proxy

     You may revoke your proxy by:

-    sending in another signed proxy card with a later date,

- notifying our Secretary, Martin Bernholz, in writing before the meeting that you have revoked your proxy, or

-    voting in person at the meeting.

     You should know that your attendance at the meeting will not, in itself, constitute a revocation of your proxy.



     Voting in Person

     If you plan to attend the meeting and vote in person, we will give you a ballot when you arrive. However, if your shares are held in the name of your broker, bank or other nominee, you must bring an account statement or letter from the nominee indicating that you were the beneficial owner of the shares as of the record date.



     Quorum Required

     A quorum of shareholders is necessary to hold a valid meeting. The presence, in person or by proxy, at the meeting of shareholders representing a majority of the votes of the common stock entitled to vote constitutes a quorum. Abstentions and broker "non-votes" are counted as present for establishing a quorum. A broker non-vote occurs on an item when a broker is not permitted to vote on that item absent instruction from the beneficial owner of the shares and no instruction is given.



     Vote Necessary to Approve Proposals

     The election of directors requires a plurality of the votes cast. All other proposals require the affirmative vote of a quorum. Shares represented by proxies marked to withhold authority to vote, and shares represented by proxies that indicate that the broker or nominee shareholder thereof does not have discretionary authority to vote them, will be counted to determine the existence of a quorum at the Annual Meeting, but will not affect any vote required.



     Solicitation

     The enclosed proxy is solicited by our management at the direction of the Board. We will bear the entire cost of solicitation of proxies in the enclosed form, including preparation, assembly, printing and mailing of this proxy statement and any additional information furnished by us to shareholders. Original solicitation of proxies by mail may be supplemented by telephone or personal solicitation by our directors, officers or our other regular employees, or by agents employed by us for the specific purpose of supplemental proxy solicitation. We will pay soliciting agents a reasonable fee for their services. We will not pay any additional compensation to our directors, officers or our other regular employees for such services. We may reimburse persons holding shares in their names for others, or holding shares for others who have the right to give voting instructions, such as brokers, banks, fiduciaries and nominees, for their reasonable expenses in forwarding the proxy materials to their principals.



     Certain Information Concerning the Board of Directors

     This information is contained under Proposal I.



     Certain Information Concerning Executive Officers

     Information regarding our executive officers, who are not also our directors, as of August 24, 1999, is as follows:

     GLENN E. GLASSHAGEL, age 54. Mr. Glasshagel joined our Company in October 1998 as Chief Financial Officer, Executive Vice President of Finance and Treasurer. From September 1996 until joining our Company, Mr. Glasshagel was Executive Vice President and Chief Financial Officer for Casino Software Corporation, Las Vegas, Nevada, a Vancouver Stock Exchange start-up company. From August 1992 until August 1996, he served as

Vice President of Finance and Chief Financial Officer for HomeTown Buffet, Inc. ("HomeTown"), San Diego, California. HomeTown was acquired by Buffets, Inc. (NASDAQ "BOCB") in August 1996.

     MARK SCOBEE, age 36. Mr. Scobee was appointed Vice President of Operations of our Company in May 1998. Previously he served as Vice President of Human Resources and Director of Operations from March 1993 to May 1998. From August 1991 until joining our Company, Mr. Scobee was an Area Supervisor for Logan's Roadhouse, Inc., Nashville, Tennessee.

     MARTIN J. BERNHOLZ, age 47. Mr. Bernholz has served as our Secretary and General Counsel since February 1998. From 1989 to present, Mr. Bernholz has served as the President of National Retail Group, Inc. ("NRG"), a real estate and retailing consulting firm which has provided supportive management services to a variety of retail companies, and provides services to the Company. (See "Certain Relationships and Related Transactions" on page 15). Mr. Bernholz serves as the Chairman of the Board of various retail companies and as a member of the Board of Directors of various retail companies including The White House, Inc. Mr. Bernholz was retained in October 1997 to provide management consulting services and administrative direction in the restructuring of Roasters Corporation ("Roasters"), a company in serious financial distress. At the request of the shareholders of Roasters, Mr. Bernholz accepted the position of Chief Executive Officer and Director of Roasters at that time. In March 1998, Roasters filed for protection from creditors under Chapter 11 of the Bankruptcy Code, and Mr. Bernholz relinquished the position of Chief Executive Officer. On behalf of the same investor group, Mr. Bernholz accepted the offices of Chief Executive Officer and Director of East Coast Bagels, Inc. ("East Coast"), also in financial distress, concurrent with action by East Coast in February 1998 to seek protection from creditors under Chapter 11 of the Bankruptcy Code. Roasters and East Coast were sold in March 1999 and November 1998, respectively.

SECURITY OWNERSHIP OF DIRECTORS AND CERTAIN EXECUTIVE OFFICERS


      The following table indicates the share ownership, as of August 24, 1999, of directors and executive officers based on information provided by these individuals and all directors and executive officers as a whole.


NAME AND ADDRESS OF BENEFICIAL OWNER                          BENEFICIALLY OWNED         PERCENT OF CLASS
------------------------------------                          ------------------         ----------------
Vincent Tan(1)                                                    6,045,466                     62.3%
Ayman Sabi(2)                                                       210,500                      2.2%
Philip Friedman(3)                                                   20,000                      *
Phillip Ratner(4)                                                    15,000                      *
Glenn E. Glasshagel(5)                                               25,000                      *
Mark Scobee(6)                                                       22,167                      *
Alain K.K. Lee(7)                                                    10,000                      *
Martin Bernholz(8)                                                   80,800                      *
Dennis C. Jones(9)                                                        -                      -
All executive officers and directors                              6,428,933                     66.2%
     as a group(10)(eight persons)(1)(2)(3)(4)(5)(6)(7)(8)

*  Less than 1%

-----------------------------------
(1) Mr. Vincent Tan was elected Chairman of the Board of Directors of our Company in February 1998. The common stock shown above includes (i) 6,035,466 shares beneficially owned by Berjaya and (ii) 10,000 shares of common stock issuable upon exercise of options beneficially owned by Mr. Tan that are exercisable within 60 days of August 24, 1999. As Chairman/Chief Executive Officer of Berjaya Group Berhad, the owner of 100% of the outstanding shares of Berjaya, Mr. Tan may be deemed to be the beneficial owner of all of the shares owned by Berjaya in accordance with Rule 13d-3 under the Securities and Exchange Act of 1934. Mr. Tan disclaims ownership of the shares beneficially owned by Berjaya. The address for Mr. Tan and Berjaya is Level 28, Menara Shahzan Insas, 30 Jalan Sultan Ismail, 50250 Kuala Lumpur, Malaysia.
(2) Includes (i) 207,500 shares of common stock issuable upon exercise of options beneficially owned by Mr. Sabi that are exercisable within 60 days of August 24, 1999 and (ii) 3,000 shares of common stock beneficially owned by Mr. Sabi. Mr. Sabi is an agent for Arab Multinational Investment Company and Societe Financiere Privee S.A. Geneve. Mr. Sabi disclaims ownership of (i) 160,565 shares beneficially owned by Arab Multinational Investment Company; and (ii) 411,950 shares beneficially owned by Societe Financiere Privee S.A. Geneve, in accordance with Rule 13d-3 under the Securities and Exchange Act of 1934.
(3) Represents 20,000 shares of common stock issuable upon exercise of options beneficially owned by Mr. Friedman that are exercisable within 60 days of August 24, 1999.
(4) Represents 15,000 shares of common stock issuable upon exercise of options beneficially owned by Mr. Ratner that are exercisable within 60 days of August 24, 1999.
(5) Represents 25,000 shares of common stock issuable upon exercise of options beneficially owned by Mr. Glasshagel that are exercisable within 60 days of August 24, 1999.
(6) Represents (i) 21,667 shares of common stock issuable upon exercise of options beneficially owned by Mr. Scobee that are exercisable within 60 days of August 24, 1999 and (ii) 500 shares of common stock beneficially owned by Mr. Scobee.
(7) Represents 10,000 shares of common stock issuable upon exercise of options beneficially owned by Mr. Lee that are exercisable within 60 days of August 24, 1999.
(8) Includes (i) 62,500 shares of common stock issuable upon exercise of options beneficially owned by Mr. Bernholz exercisable within 60 days of August 24, 1999, and (ii) 18,300 shares of common stock beneficially owned by Mr. Bernholz.
(9) Mr. Jones resigned as Chief Financial Officer and Executive Vice President of the Company effective October 1998.
(10) Includes 371,667 shares of common stock subject to options that are exercisable within 60 days of August 24, 1999.

SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS

     The following table indicates any individual known to the Company to be a beneficial owner of more than five percent of the Company's common stock as of August 24, 1999.


NAME AND ADDRESS OF BENEFICIAL OWNER                          BENEFICIALLY OWNED         PERCENT OF CLASS
------------------------------------                          ------------------         ----------------

Berjaya Group (Cayman) Limited(1)                                 6,035,466                     62.2%
Dr. Christian F. Horn(2)                                            567,922                      5.9%
Cupertino Ventures Partnership III, L.P.(2)                         551,256                      5.7%


SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires our directors and executive officers and persons who own more than 10% of our common stock to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership in our common stock. Specific due dates for these records have been established and we are required to report in this Proxy Statement any failure to file by these dates in 1998.

     The following individuals inadvertently failed to file a timely Form 3, Initial Statement of Beneficial Ownership of Securities, during fiscal year 1999: Mr. Alain K.K. Lee and Mr. Glenn E. Glasshagel. These individuals have since filed Form 3. The following individuals inadvertently failed to file a timely Form 4, Statement of Beneficial Ownership, during fiscal year 1999: Mr. Ayman Sabi, Mr. Mark Scobee, and Mr. Martin Bernholz. However, in each case where individuals inadvertently failed to file a timely report, a Form 5, Annual Statement of changes in Beneficial Ownership, was filed by each individual with the Securities and Exchange Commission for fiscal year 1999.



----------------------------------------

(1)The common stock shown above includes (i) 6,035,466 shares beneficially owned by Berjaya. As Chairman/Chief Executive Officer of Berjaya Group Berhad, the owner of 100% of the outstanding shares of Berjaya, Mr. Tan may be deemed to be the beneficial owner of all of the shares owned by Berjaya in accordance with Rule 13d-3 under the Securities and Exchange Act of 1934. Mr. Tan disclaims ownership of the shares beneficially owned by Berjaya.

(2) Includes (i) 16,666 shares of common stock beneficially owned by Dr. Horn and (ii) 551,256 shares beneficially owned by Cupertino Ventures Partnership III, L.P. ("Cupertino"). As the Managing Partner of Horn Ventures II, L.P., a General Partner of Cupertino, Dr. Horn may be deemed to the beneficial owner of all the shares owned by Cupertino in accordance with Rule 13d-3 under the Securities Exchange Act of 1934. Dr. Horn served as Chairman of the Board of Directors of the Company from August 1996 to July 1997 and was a director of the Company from January 1994 to July 1997. He resigned from both capacities in July 1997. The address for Dr. Horn and Cupertino is 20300 Stevens Creek Blvd., Suite 330, Cupertino, California, 95014.

                                   PROPOSAL I

                              ELECTION OF DIRECTORS

                    THE BOARD OF DIRECTORS RECOMMENDS A VOTE
                         IN FAVOR OF EACH NAMED NOMINEE.

     Our Board of Directors has nominated five directors for election at the Annual Meeting. Each nominee is currently serving as one of our directors. If you re-elect them, they will hold office until the next Annual Meeting or until their successors have been elected and qualified.

     Your proxy will vote for each of the nominees unless you specifically withhold authority to vote for a particular nominee. If any nominee is unable to serve, your proxy may vote for another nominee proposed by the Board or the Board may reduce the number of directors to be elected.



                             NOMINEES FOR DIRECTORS


     VINCENT TAN, age 47. Our Board of Directors elected Vincent Tan as Chairman of the Board of Directors of the Company in February 1998. Vincent Tan is the Chairman and Chief Executive Officer of Berjaya Group Berhad, a Malaysian company which owns Berjaya, the majority shareholder of the Company. Mr. Tan has been Chief Executive Officer of Berjaya Group Berhad since 1984.

     AYMAN SABI, age 35. Mr. Sabi was elected our President and Chief Executive Officer in February 1998. He served as Chairman of the Company's Executive Committee from November 1997 to February 1998. Mr. Sabi became a director of the Company in February 1997. Mr. Sabi has served as the Chairman and Chief Executive Officer of SABi International Developments, Inc. ("SABi"), a trading, contracting and investment company which owns, operates and invests in various restaurant and retail concepts, both domestically and internationally since 1989. Mr. Sabi also serves, as a member of the Board of Directors of various retail companies and financial institutions including The White House, Inc.; Tunis International Bank, Tunisia and New Global Holdings.

     PHILIP FRIEDMAN, age 52. Mr. Friedman has served as a director of the Company since September 1996. Since March 1999, Mr. Friedman has served as President of McAlister's, Inc. Mr. Friedman served as President of Panda Management, Inc. from January 1996 to March 1999. In addition, since June 1986, Mr. Friedman has served as the President of P. Friedman & Associates, Inc., a business planning and management consulting firm. Mr. Friedman is also a director of Eateries, Inc., Paramark, Inc. and Romacorp, Inc.

     PHILLIP RATNER, age 54. Mr. Ratner has served as a director of the Company since March 1997. Since October 1998, he has served as President and Chief Executive Officer of Furrs Bishop Cafeteria, Inc. (NYSE "CHI"), Richardson, Texas. From June 1994 to May 1998, he was the Chairman of the Board, President and Chief Executive Officer of Spaghetti Warehouse, Inc. (NYSE "SWH"), Garland, Texas. From 1984 to 1994, Mr. Ratner served in various executive positions with Acapulco Restaurants, Inc., Long Beach, California.

     ALAIN K.K. LEE, age 42. Mr. Lee was elected as a director in January 1998. Mr. Lee is currently Vice President of Corporate Affairs and Franchising. From 1993 to 1998, Mr. Lee served as the Deputy General Manager for Berjaya Group Berhad. He has served on the Board of Roasters Asia Pacific (Malaysia) since 1994. In addition, Mr. Lee has served on the Board of Roadhouse Grill Asia Pacific (Malaysia) since 1996. Mr. Lee has also served as Berjaya Group Berhad Chief Financial Officer from 1990 to 1993, and Deputy Chief Executive Officer of several other Berjaya Group Berhad companies from 1993 to 1998.


MEETINGS AND COMMITTEES OF THE BOARD AND DIRECTOR COMPENSATION

     During fiscal year 1999, the Board held four meetings and all directors attended each of these Board meetings, either in person or by telephone, except Mr. Tan, who attended two meetings.

     The Board has two standing committees: the Audit Committee and the Compensation and Stock Option Committee. The Audit Committee recommends engagement of our auditors, reviews and approves services performed by such auditors, reviews and evaluates our accounting system and its system of internal controls, and performs other related duties delegated to such Committee by the Board. The members of the Audit Committee are Messrs. Friedman,

Ratner, and Lee. The Compensation and Stock Option Committee is responsible for recommending to the Board executive compensation levels and executive and overall compensation policies. The members of the Compensation and Stock Option Committee are Messrs. Tan and Ratner.

     During fiscal year 1999, employee directors and non-employee directors both received reimbursement of out-of-pocket expenses and directors' fees of $2,500 for each regular Board meeting attended.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following Summary Compensation Table indicates the amount of compensation paid or accrued by us to or on behalf of our Chief Executive Officer and to each of our two most highly compensated executive officers during fiscal year 1999:

                           SUMMARY COMPENSATION TABLE

                                                                                           LONG-TERM COMPENSATION
                                                                                           ----------------------

                                            ANNUAL COMPENSATION                    AWARDS                       PAYOUTS
                                     ----------------------------------    ------------------------    -------------------------

                                                                           Restricted    Securities
 Name and Principal Position                                Other Annual   Stock         Underlying     LTIP         All Other
 ---------------------------   Year(1) Salary     Bonus    Compensation    Award(s)    Options/SAR's    Payouts    Compensation
                               ------- ------     -----    ------------    --------    -------------    -------    ------------
Ayman Sabi                     1999    $373,846  $120,000            -         -           15,000           -            -
Director, President            1998     117,692         -            -         -          195,000           -            -
And Chief Executive Officer    1997           -         -      $60,000(2)      -            5,000           -            -
                               1996           -         -            -         -                -           -            -



Dennis C. Jones(3)             1999    $ 95,740         -            -         -                -           -            -
Former Chief Financial Officer 1998      47,306         -            -         -                -           -            -
and Executive Vice President   1997     132,527         -            -         -           46,666           -            -
                               1996      72,692         -            -         -                -           -            -



Mark Scobee                    1999    $118,546  $ 30,000            -         -           10,000           -            -
Vice President of Operations   1998      33,412         -            -         -                -           -            -
                               1997      89,915         -            -         -           10,000           -            -
                               1996      78,461         -            -         -           11,666           -            -

----------------------------------
(1) 1998 amounts are for the 17 weeks ended April 26, 1998 (the "transition period").
(2) Amounts represent fees paid to SABi International, a management consulting and investment firm owned by Mr. Sabi. (Please see "Certain Relationships and Related Transactions" on page 15).
(3) Mr. Jones resigned as Chief Financial Officer and Executive Vice President of the Company effective October 1998.

OPTION GRANTS TABLES

     The following table sets forth information concerning the stock options granted in fiscal year 1999 to the Named Executives:



                       OPTION GRANTS IN 1999 FISCAL YEAR
                              (INDIVIDUAL GRANTS)


                                                                                                       POTENTIAL REALIZABLE
                                                                                                          VALUE AT ASSUMED
                       NUMBER OF          PERCENT OF TOTAL                                              ANNUAL RATES OF PRICE
                 SECURITIES UNDERLYING   OPTIONS GRANTED TO       EXERCISE OR BASE   EXPIRATION            APPRECIATION OVER
NAME                 OPTIONS GRANTED   EMPLOYEES IN FISCAL YEAR      PRICE ($/SH)      DATE                  OPTION TERM
----                 ---------------   ------------------------      ------------      ----                  -----------
                                                                                                             5%        10%
                                                                                                             --        ---

Mark Scobee             10,000                   2.5%                   $6.00       December 2008         $37,734    $95,625



             COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     Our executive compensation program is administered by the Compensation and Stock Option Committee (the "Committee") of the Board, which has responsibility for all aspects of the compensation program for the executive officers of the Company. The Committee is composed of two directors who are not eligible to participate in any of the Company's executive compensation programs.

OVERVIEW AND PHILOSOPHY

     The Objectives of the Company's executive compensation programs are to:

-    Attract, motivate and retain the highest quality executives.

-    Align their financial interests with those of the Company's shareholders.

- Inspire them to achieve tactical and strategic objectives in a manner consistent with the Company's corporate values.

     In furtherance of these objectives, the Company's executive compensation policies and programs are designed to:

-    Focus participants on high priority goals to increase shareholder value.

- Encourage behaviors that exemplify the Company's core values relating to customers, quality of performance, employees, integrity, teamwork and good citizenship.

- Increase executive stock ownership to promote a proprietary interest in the success of the Company.

     There are two major components of the Company's executive officer compensation: (1) base salary and (2) long-term stock incentives. The Company has an annual cash bonus incentive program for the President and Chief Executive Officer and for other executive officers based on the Company's annual performance.

BASE SALARY

     In establishing base salaries for executive officers, the Committee considered (1) the significant scope of the duties and responsibilities of each officer's position, (2) individual contributions, (3) the increased experience level gained over the preceding period by those executive officers holding new positions, (4) the Committee's overall philosophy of paying executive officers according to a competitive framework, and (5) comparable compensation practices in the casual dining industry.

     Compensation for the 1999 fiscal year for Ayman Sabi, Roadhouse Grill's President and Chief Executive Officer, consisted primarily of a base salary, bonuses based on corporate performance and stock option awards. The Committee determined Mr. Sabi's base salary for 1999 after considering several factors, including those described above with respect to all executives under base compensation. Specifically, the Committee focused on Mr. Sabi's role in the continuing profitability of Roadhouse Grill. The Committee also focused on Mr. Sabi's experience, the demand for executives with these skills and the Company's desire to continue to retain his services. In addition, the Committee also considered Mr. Sabi's commitment to the long-term success of Roadhouse Grill. Mr. Sabi's annual compensation for fiscal year 1999 was $373,846 and bonus based on corporate performance for fiscal year 1999 amounted to $120,000.



LONG-TERM STOCK INCENTIVES

     The Committee believes that stock options are an important component of executive compensation. The Company believes that stock options encourage executive officers to remain in the Company's employ, as long-term rewards are linked to stock price appreciation.

     The Board adopted the 1994 Stock Option Plan (the "1994 Plan") with an effective date of February 14, 1994. The Board and the shareholders of the Company amended and restated the 1994 Plan effective November 8, 1996. The 1994 Plan provides for grants of nonqualified stock options to Company employees and to non-employee officers, directors and consultants of the Company. The Compensation and Stock Option Committee administer the 1994 Plan. A maximum of 516,666 shares of common stock may be issued pursuant to the Plan.

     The 1998 Omnibus Stock Option Plan (the "1998 Plan") was authorized by the Board of Directors of Roadhouse Grill, Inc. on August 28, 1998, and was approved by the Company's shareholders in the Annual Meeting of Shareholders on December 9, 1999. The 1998 Plan was adopted for employees, key executives and directors of the Company. The 1998 Plan authorized options to purchase 236,000 shares of the Company's common stock. The Compensation and Stock Option Committee administer the 1998 Plan. A maximum of 236,000 shares of common stock may be issued pursuant to the Plan.

     As of April 25, 1999, options to purchase 497,634 shares were outstanding under both plans at a weighted-average exercise price of $4.73 per share. Under the 1994 Plan, 3,333 options vested immediately upon their grant and all other options granted to date under the Plan vest over a three-year period from the date of grant, subject to the acceleration of vesting upon a change of control of the Company. Under the 1998 Plan, 118,000 vest over a three-year period from December 16, 1998 and the remainder of the options vest over a three-year period from December 16, 1999, subject to the acceleration of vesting upon a change of control of the Company.

    The term of the options is determined by the Committee, but in any event may not exceed ten years from the date of grant. The exercise price, which is the fair market value on the date of the grant, may be paid in cash, common stock or a combination of both cash and common stock.



OTHER INFORMATION

     Section 162(m) of the Internal Revenue Code places an annual limitation of $1,000,000 on the compensation of certain executive officers of publicly held corporations that can be deducted for federal income tax purposes unless such compensation is based on performance. No executive officer of the Company received annualized compensation in excess of $1,000,000 during the 1999 fiscal year, the transition period, or in any prior year. The Company's bonus and equity-based compensation plans are designed to meet the requirements of Section 162(m) by basing all incentive compensation on identifiable performance criteria. The Committee does not anticipate that any executive officer base salary will exceed $1,000,000.

COMPENSATION AND STOCK OPTION COMMITTEE

VINCENT TAN

PHILLIP RATNER



PERFORMANCE GRAPH


     The following line graph compares the percentage change in the cumulative total return of Roadhouse Grill's ("GRLL") common stock, Nasdaq Combination Composite Index ("NASDAQ") and a Company compiled peer group index ("PEER") consisting of Rare Hospitality International, Inc. ("RARE"); Lone Star Steakhouse & Saloon ("STAR") and Outback Steakhouse, Inc. ("OSSI"), over the period December 30, 1996 through April 25, 1999. The graph assumes an initial investment of $100 on December 30, 1996, the first day of fiscal year 1997, and the reinvestment of dividends, if any.

     The Company's common stock commenced trading on NASDAQ on November 26, 1996.

                               GRLL          NASDAQ      PEER GROUP

               Dec-96         100.00         100.00         100.00
               Dec-97          63.10          88.23         107.28
               Apr-98         139.60         121.60         128.82
               Apr-99         129.73         136.06          90.24




CERTAIN INDEMNIFICATION AGREEMENTS

     Pursuant to our Articles of Incorporation and Bylaws, we are obligated to indemnify each of our directors and officers to the fullest extent permitted by Florida law with respect to all liability and loss suffered, and reasonable expense incurred, by such person in any action, suit or proceeding in which such person was or is made or threatened to be made a party or is otherwise involved by reason of the fact that such person is or was our director or officer. We are also obligated to pay the reasonable expenses of indemnified directors or officers in defending such proceedings if the indemnified party agrees to repay all amounts advanced should it be ultimately determined that such person is not entitled to indemnification.

     We maintain an insurance policy covering our directors and officers under which the insurer agrees to pay, subject to certain exclusions, for any claim made against our directors and officers for a wrongful act for which they become legally obligated to pay or for which we are required to indemnify our directors or officers.

                                   PROPOSAL II

                     RATIFICATION OF KPMG LLP AS INDEPENDENT
                  AUDITORS FOR THE COMPANY FOR FISCAL YEAR 2000

       THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF THIS PROPOSAL.



     The Audit Committee has selected the accounting firm of KPMG LLP to serve as our independent auditors for fiscal year 2000. KPMG LLP served as our independent auditors during the 1999 fiscal year. You are being asked to ratify this selection.

     It is expected that representatives of KPMG LLP will attend the meeting, will have the opportunity to make a statement if they so desire and will be available to respond to appropriate shareholder questions.

     During fiscal year 1999, there were no disagreements or "reportable events" with the our independent auditors.

                                  PROPOSAL III

         AMENDMENT TO INCREASE THE NUMBER OF SHARES AVAILABLE UNDER THE
                             1998 STOCK OPTION PLAN

                    THE BOARD OF DIRECTORS RECOMMENDS A VOTE
                           IN FAVOR OF THIS PROPOSAL.



   The 1998 Omnibus Stock Option Plan was authorized by our Board of Directors on August 28, 1998, and was approved by our shareholders on December 9, 1999. We believe that the plan promotes our interests by enabling us to provide our directors, officers, key employees and other consultants with a stronger incentive to contribute to our continued success and growth through the opportunity to acquire a proprietary interest in us. In addition, we believe that the plan assists us in attracting and retaining the services of key personnel of outstanding ability. As adopted, the plan authorized the issuance of an aggregate of 236,000 shares of our common stock. As described below you are being asked to increase the number of shares available for issuance under the plan to 436,000. (For Plan Purpose, Definitions, Administration and Amended Shares subject to the plan, please see Exhibit A).

   The plan is administered by the Compensation and Stock Option Committee of our Board of Directors. The Committee has full power, subject to the provisions of the plan, to grant options, construe and interpret the plan, establish rules and regulations with respect to the plan and/or options granted under the plan and perform all other acts, including the delegation of administrative responsibilities, that it believes reasonable and necessary. The Committee has the sole discretion, subject to the provisions of the plan, to determine the participants eligible to receive options under the plan and the amount, type, and terms of any options and the terms and conditions of option agreements relating to any option.

   The plan authorizes the issuance of stock options which consist of either non-statutory stock options or incentive stock options within the meaning of
Section 422 of the Internal Revenue Code of 1986, as amended. The Committee has the power to determine the vesting, exercisability, payment and other restrictions applicable to any option (which may include, without limitation, restrictions on transferability or provision for mandatory resale to us).

FEDERAL INCOME TAX CONSEQUENCES

   Incentive Stock Options. The grant of an incentive stock option has no immediate tax consequences to the optionee or to us. The exercise of an incentive stock option generally has no immediate tax consequences to the optionee (except to the extent it is an adjustment in computing alternative minimum taxable income) or to us. If an optionee holds the shares acquired pursuant to the exercise of an incentive stock option for the required holding period, the optionee generally recognizes long-term capital gain or loss upon a subsequent sale of the shares in the amount of the difference between the amount realized upon the sale and the exercise price of the shares. In such a case, we are not entitled to a deduction in connection with the grant or exercise of the incentive stock option or the sale of shares acquired pursuant to such exercise. If, however, an optionee disposes of the shares prior to the expiration of the required holding period, the optionee recognizes ordinary income equal to the excess of the fair market value of the shares on the date of exercise (or the proceeds of disposition, if less) over the exercise price, and we are entitled to a corresponding deduction if applicable withholding requirements are satisfied. The required holding period is two years from the date of grant and one year after the date the shares are issued.

   Non-qualified Options. The grant of a non-qualified stock option has no immediate tax consequences to the optionee or us. Upon the exercise of a non-qualified stock option, the optionee recognizes ordinary income in an amount equal to the excess of the fair market value of the shares on the date of exercise over the exercise price, and we are entitled to a corresponding deduction if applicable withholding requirements are satisfied. The optionee's tax basis in the shares is the exercise price plus the amount of ordinary income recognized by the optionee, and the optionee's holding period will commence on the date the shares are received. Upon a subsequent sale of the shares, any difference between the optionee's tax basis in the shares and the amount realized on the sale is treated as a long-term or a short-term capital gain or loss, depending on the holding period of a the shares and assuming the shares are held as capital assets.

OPTIONS GRANTED UNDER THE PLAN

   As of August 24, 1999 options to purchase 179,800 shares of our common stock were outstanding and exercisable at exercise price of $6.00 per share (in each case equal to or in excess of the fair market value of our common stock as of the dates of grant). 56,200 shares of our common stock are presently available for grant under the plan. As of August 23, 1999, the last reported sales price of our common stock on the Nasdaq Stock Market National Market System was $6.00.

   The table below indicates, as of August 24, 1999 the aggregate number of options we have granted under the plan since its inception to the persons and groups indicated, and the number of outstanding options held by such persons and groups as of such date.

Name of Individual or Group             Granted         Outstanding
---------------------------             -------         -----------

All Current Executive Officers            -0-               -0-

All Current Directors who are not         -0-               -0-
Executive Officers

All Current Employees, other than       209,500           179,800
Current Executive Officers





AMENDMENT TO THE PLAN

   On September 24, 1999 our Board of Directors approved, subject to the approval of our shareholders, to amend the plan to increase the number of shares issuable pursuant to the plan from 236,000 shares to 436,000 shares. The purpose of increasing the number of shares available for issuance under the plan is to ensure that we will continue to be able to grant options as incentives to those individuals upon whose efforts we rely for our continued success and development.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         Berjaya directly or indirectly owns Roadhouse Grill Asia Pacific (H.K.) Limited ("Roadhouse Grill Hong Kong") and Roadhouse Grill Asia Pacific (Cayman) Limited ("Roadhouse Grill Asia"). In January 1996, we entered into a Master Development Agreement with Roadhouse Grill Hong Kong which provides for the development and franchising of Roadhouse Grill restaurants in Hong Kong. Under the agreement, Roadhouse Grill Hong Kong is not required to develop any specific number of restaurants in Hong Kong, but any restaurants that it develops are credited against the development obligations of Roadhouse Grill Asia under Roadhouse Grill Asia's Master Development Agreement with us. Roadhouse Grill Hong Kong or its affiliates are not required to pay any franchise or reservation fee for restaurants developed, but it is responsible for paying or reimbursing approved expenses incurred by the Company in connection with the opening of each restaurant. In addition, Roadhouse Grill Hong Kong is required to pay a royalty in connection with the operation of each of its restaurants in the amount of 2% of gross sales. Under certain circumstances, Roadhouse Grill Hong Kong or we may grant franchises to third parties in Hong Kong. In that event, we are entitled to receive 50% of any franchise and reservation fees and 40% of any royalty fee payable by the third party franchisee, subject to limitations on the amounts payable to us of $10,000 per restaurant in the case of franchise and reservations fees and 2% of gross sales in the case of royalty fees. We did not recognize royalty income from Roadhouse Grill Hong Kong for fiscal year 1999, the transition period 1998 and fiscal year 1997.

     In January 1996, we also entered into a Master Development Agreement with Roadhouse Grill Asia, which covers countries in Asia and the Pacific Rim (other than Hong Kong), including but not limited to, Australia, China, India, Indonesia, Japan, Malaysia, New Zealand, Singapore, South Korea, the Philippines and Thailand. Under the agreement, Roadhouse Grill Asia is required to open and maintain at least thirty Roadhouse Grill restaurants during the first ten years of the term of the agreement, with a minimum of two restaurants to be developed each year. Under certain circumstances, Roadhouse Grill Asia or we may grant franchises to third parties in the territory. The fee arrangements under the agreement are substantially the same as those under the agreement between us and Roadhouse Grill Hong Kong.

     As of December 28, 1997, there were three Roadhouse Grill restaurants operating in Malaysia under the Master Development Agreement with Roadhouse Grill Asia. Since December 28, 1997, two of the franchised restaurants in Malaysia ceased operation. We recorded $16,000, $95,000, $51,000 and $44,000 in royalty income from those restaurants during fiscal year 1999, the transition period 1998, fiscal year 1997 and fiscal year 1996, respectively.

     At April 26, 1998 and December 28, 1997, we issued to Berjaya a promissory note for funds borrowed from Berjaya in the amounts of $1.5 million and $3.0 million, respectively.

     On January 12, 1998, we paid $1.5 million of the $3.0 million original amount due. On February 6, 1998, our Board of Directors approved the issuance of 400,000 shares of common stock to Berjaya, the majority shareholder of the Company, to convert the remaining $1.5 million of debt outstanding to common equity at a price of $3.75 per share, based on the closing market price as of February 6, 1998. The debt carried an interest rate of 8.5% and was scheduled to be repaid during the first quarter of 1998. The transaction was consummated on September 30, 1998.

     On April 13, 1998, we received a promissory note from Berjaya for $1.0 million in borrowings from the Company, with an annual interest rate of 10.55%. The note was scheduled to be repaid to us on June 15, 1998. We extended payment of the note to July 24, 1998, at which date the note was paid.

     During the fourth quarter of 1997, we engaged NRG, a real estate and retailing consulting firm, and SABi, a management consulting and investment firm, to provide specified real estate development and management consulting services to us, addressing problems from previous management actions. Ayman Sabi wholly owns SABi and NRG is an affiliate of Ayman Sabi. Mr. Sabi is a director of the Company and is our President and Chief Executive Officer. Martin Bernholz, President of NRG, is our Secretary and in-house counsel. During fiscal year 1999, we paid fees and reimbursed expenses in the aggregate amount of $554,000 to NRG. We did not make any payments to SABi during fiscal year 1999. During the transition period, we paid fees and reimbursed expenses in the aggregate amount of $141,048 to NRG. We did not make any payments to SABi during the transition period. During fiscal year 1997, we paid fees and reimbursed expenses in the aggregate amounts of $168,214 and $60,000 to NRG and SABi, respectively. We believe amounts paid for services rendered by NRG and SABi were fair and competitive, and represented the fair market value of such services.



SHAREHOLDER PROPOSALS

     Proposals of shareholders that are intended to be presented by such shareholders at the Company's Annual Meeting of Shareholders for the fiscal year 2000 must comply with the rules of the Securities and Exchange Commission and must be received by the Company from qualified shareholders by June 6, 2000, in order to be included in the proxy statement and proxy relating to that meeting. Shareholders wishing to bring any matter before a meeting should consult the Company's Bylaws with respect to any applicable notice or other procedural requirements. You can contact our Secretary at our corporate headquarters for a copy of the relevant Bylaw provisions regarding the requirements for making shareholder proposals and nominating director candidates.



OTHER MATTERS

     We do not know of any matters to be acted upon at the meeting other than those discussed in this proxy statement. If any other matter is presented, your proxy will vote on the matter in his or her best judgment.

     The Board of Directors encourages each shareholder to attend the Annual Meeting. Whether or not you plan to attend, you are urged to complete and return the enclosed proxy.



              By Order of the Board of Directors



              /s/ Martin J. Bernholz
              Secretary
              Ft. Lauderdale, Florida
              September 1, 1999

                                                                       EXHIBIT A

                             ROADHOUSE GRILL, INC.
                         1998 OMNIBUS STOCK OPTION PLAN

1.    PURPOSE

The purpose of this Stock Option Plan (the "Plan") is to promote the interest of Roadhouse Grill, Inc. (the "Company"), by providing directors, officers, key employees and other consultants of the Company with an opportunity to acquire a proprietary interest in the Company, and thereby develop a stronger incentive to contribute to the Company's continued success and growth. In addition, the ability to provide an opportunity to acquire a proprietary interest in the Company by the offering and availability of stock options will assist the Company in attracting and retaining the services of key personnel of outstanding ability.

2.    DEFINITIONS

Whenever used in the Plan, the following terms shall have the meaning set forth below:

2.1   "Board" means the Board of Directors of the Company.

2.2 "Code" means the Internal Revenue Code, as amended, and the rules and regulations promulgated thereunder.

2.3 "Committee" means the Committee which may be designated from time to time by the Board to administer the Plan. If so designated, the Committee may be composed of (i) not less than two persons (who need not be members of the Board) who are appointed from time to time to serve on the Committee by the Board, or (ii) not less than three persons (who need not be members of the Board) who are appointed from time to time to serve on the Committee by the Board and who qualify as "disinterested persons" within the meaning of Rule 16b-3 of the Securities and Exchange Act of 1934, as the same now exists or may hereafter be amended from time to time. In the absence of a designated committee, the Board shall be deemed to be the Committee for the purposes of this Plan.

2.4 "Fair Market Value" shall mean, as of a specified date, (1) the fair market value of the Stock as determined in good faith by the Board, taking into account restrictions on such Stock, if any, or (2) if the Stock is publicly traded, the average of the highest and lowest bid and ask prices of the Stock as reported by such responsible reporting agency as the Board may select, or if the Stock is reported on the basis of a closing sales price, the average of the highest and lowest sales price of the Stock as reported by such agency.

2.5 "Incentive Stock Option" or "ISO" means a stock option which is intended to qualify as an incentive stock option as defined in Section 422A of the Code.

2.6 "Non-Statutory Stock Option" or "NSO" means a stock option to purchase stock that does not qualify as an incentive stock option as defined in
      Section 422A of the Code and any other tax-qualified discriminatory stock options which are currently or may be incorporated within the Code as it may from time to time be amended.

2.7 "Option" means, where required by the context of the Plan, an ISO and/or NSO granted pursuant to the Plan.

2.8 "Optionee" means a Participant in the Plan who has been granted one or more Options under the Plan.

2.9 "Participant" means an individual described in Section 5 of this Plan who may be granted Options under the Plan.

2.10  "Stock" means the Common Stock of the Company.

2.11 "Subsidiary" means any corporation, other than the Company, in an unbroken chain of Corporations beginning with the Company if each of the corporations other than the last corporation in an unbroken chain owns 50% or more of the voting stock in one of the other corporations in such chain.

3.    ADMINISTRATION

3.1 The Plan shall be administered by the Board, which shall have full power, subject to the provisions of the Plan, to grant Options, construe and interpret the Plan, establish rules and regulations with respect to the Plan and/or Options granted hereunder and perform all other acts, including the delegation of administrative responsibilities, that it believes reasonable and necessary.

3.2 The Board shall have the sole discretion, subject to the provisions of the Plan, to determine the Participants eligible to receive Options pursuant to the Plan and the amount, type, and terms of any Options and the terms and conditions of option agreements relating to any Option.

3.3 The Board may correct any defect, supply any omission, or reconcile any inconsistency in the Plan or in any Option granted hereunder in the manner and to the extent it shall deem necessary to carry out the terms of the Plan.

3.4 Any decision made, or action taken, by the Board arising out of or in connection with the interpretation and administration of the Plan shall be final, conclusive and binding upon Optionees.

3.5 If the Board has appointed a Committee pursuant to Section 2.3 of the Plan, then the Committee shall administer the Plan and exercise the powers enumerated in Sections 3.1 through 3.4 with respect to such administration and other powers granted to the Board in this Plan, including, without limitation the right to grant Options pursuant to the Plan and to establish the Option price as provided in the Plan.

4.    SHARES SUBJECT TO THE PLAN

The total number of shares of Stock reserved for issuance upon exercise of Options under the Plan is FOUR HUNDRED AND THIRTY-SIX THOUSAND (436,000) subject to any adjustments as may occur in accordance with Section 14 hereof. Such shares may consist, in whole or in part, of authorized but unissued Stock or treasury Stock, as determined by the Board. If any Option granted under the Plan lapses or terminates for any reason before being completely exercised, the shares covered by the unexercised portion of such Option may again be made subject to Options under the Plan.

                                                                       Exhibit B

                             ROADHOUSE GRILL, INC.

          This Proxy is solicited on behalf of the Board of Directors

                ANNUAL MEETING OF SHAREHOLDERS, NOVEMBER 4, 1998


        The undersigned shareholder of Roadhouse Grill, Inc. hereby appoints Ayman Sabi and Martin J. Bernholz or any of them acting by majority or acting singly in the absence of the others, attorneys and proxies, with full power of substitution, to represent the undersigned and vote all of the shares of Roadhouse Grill, Inc.'s Common Stock of which the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held at the Roadhouse Grill, Ft. Lauderdale restaurant, located at 3300 East Commercial Boulevard, Fort Lauderdale, Florida, on Thursday, November 4, 1999, at 10:00 a.m., EST, or any adjournment(s) thereof:

        You are encouraged to specify your choice by marking the appropriate box, SEE REVERSE SIDE, but you need not mark any box if you wish to vote in accordance with the Board of Directors recommendations.

        The Proxies cannot vote your shares unless you sign and return this card.

                  THIS PROXY IS CONTINUED ON THE REVERSE SIDE

              PLEASE SIGN ON THE REVERSE SIDE AND RETURN PROMPTLY
                     IN THE ENCLOSED POSTAGE-PAID ENVELOPE



A /X/  Please mark your
       votes as in this
       example.


                                            The shares represented by this proxy will be voted as directed by the shareholder. If no direction is given when the duly executed
                 For all                    proxy is returned, such shares will be voted "FOR ALL" nominees
                (except as       Withhold   in Item 1 and "For" proposals 2 and 3.
                indicated)       For All                                                                      FOR  AGAINST  ABSTAIN
1. Election of     / /             / /      Nominees: Vincent Tan              2.  Ratification of KPMG LLP    / /    / /      / /
   Directors                                                                       as Independent Auditors
                                                      Ayman Sabi                   for the Company.
FOR, Except vote withheld from the following
nominees(s)                                           Philip Friedman
                                                                               3.  Ratification of an         / /    / /     / /
                                                      Phillip Ratner               amendment to the Company's
                                                                                   1998 Omnibus Stock Option
                                                      Alain K.K. Lee               Plan to increase the
-------------------------------------------                                        number of shares issuable
                                                                                   under the plan from 236,000
                                                                                   to 436,000.

                                                                                The undersigned hereby authorizes the proxies, in
                                                                                their discretion to vote on any other business
                                                                                which may properly be brought before the meeting
                                                                                or any adjournment thereof.


                                                                                                                    Change of  / /
                                                                                                             Address/comments
                                                                                                              on reverse side

                                                                                            I plan to  / /          I do not  / /
                                                                                           Attend the                plan to
                                                                                              meeting             Attend the
                                                                                                                     meeting




Signature(s) _____________________________________________________________________________________ Date __________________________

NOTE:  Please sign exactly as name appears hereon. Joint owners should each sign. When signing as executor, administrator, trustee, guardian, etc., please give full titles as such.
